Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE IS SUBJECT TO THE SHARE EXCHANGE AGREEMENT DATED AS OF MARCH 30, 2016, BY AND BETWEEN TIANHE UNION HOLDINGS LIMITED, GLOBAL TECHNOLOGY CO., LTD. AND GLOBAL INTERNATIONAL HOLDINGS LTD. (THE “SHARE EXCHANGE AGREEMENT”).

TIANHE UNION HOLDINGS LIMITED

(A Nevada Corporation)

CONVERTIBLE NOTE

FOR VALUE RECEIVED, Tianhe Union Holdings Limited, a Nevada corporation (the “Company”), hereby unconditionally promises to issue to Global International Holdings Ltd. (the “Holder”), on the Automatic Conversion Date, as defined below, 150,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). This is the Note referred to in the Share Exchange Agreement. Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in the Share Exchange Agreement.

ARTICLE I

AUTOMATIC CONVERSION OF THE NOTE

Section 3.1 Conversion of the Note.

(a) Automatic Conversion. So long as an Event of Default shall not have occurred and be continuing prior to the Automatic Conversion Date and no event shall have occurred and be continuing on the Automatic Conversion Date (that with the passage of time and the failure to cure would result in an Event of Default), the Note will automatically be converted into 150,000,000 shares of Common Stock (the “Shares”) on the Automatic Conversion Date.

(b) Mechanics of Conversion. On the Automatic Conversion Date, the Company will send, via facsimile or other electronic means, a confirmation of such automatic conversion to the Holder and the Transfer Agent. In each case, such confirmation will constitute an instruction and direction to the Transfer Agent pursuant to an irrevocable transfer agent instructions to (I) process such automatic conversion in accordance with the terms herein and therein and (II) on or before the third (3rd) Business Day following the Automatic Conversion Date, issue and deliver to the address as provided by the Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares to which the Holder will be entitled.

ARTICLE II

EVENTS OF DEFAULT

Section 2.1 Event of Default. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the issuance of the Shares in respect of this Note within five Business Days following the Automatic Conversion Date; or

(b) a default by the Company of any of its obligations under the Share Exchange Agreement; provided, however, that such default shall not constitute an Event of Default until notice has been given by the Holder to the Company of the occurrence of such event and such event shall have persisted for more than 10 Business Days following such notice; and provided further, any such event shall not constitute an Event of Default unless such event, individually or in the aggregate, shall have a Material Adverse Effect (after given effect to the passage of any grace period thereunder); or

(c) the entry of a decree or order by a court having jurisdiction in the premises adjudging a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; or

(d) the Company’s Common Stock is no longer quoted on the OTC markets.

Section 2.2 Acceleration of Note.

(a) If an Event of Default referenced in any of paragraphs (a) or (b) of Section 2.1 occurs and is continuing, then in every such case the Holder may request to be issued the Shares immediately, by a notice in writing to the Company.

(b) Notwithstanding the foregoing, if an Event of Default referenced in paragraph (c) or (d) occurs, the Holder may request cash payment of $150,000 in replace of the Shares.

ARTICLE III

DEFINITIONS

Section 3.1 Definitions. The following terms shall have the meanings set forth below:

“Automatic Conversion Date” means June 30, 2016.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Default” means an event that, with giving of written notice or passage of time or both, would constitute an Event of Default.

“Event of Default” has the meaning set forth under Section 2.1 of this Note.

“Transfer Agent” means the designated transfer agent of the Company for the Common Stock.

“Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Company, its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under the Share Exchange Agreement in any material respect.

“Note” means this Note of the Company issued to the Holder, as modified and supplemented and in effect from time to time.

ARTICLE VI

MISCELLANEOUS

Section 4.1 Governing Law; Jurisdiction. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws provisions thereof. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of New York in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of New York. The Company hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of the Holder to serve process in any other manner permitted by law.

Section 4.2 Successors. All agreements of the Company in this Note shall bind its successors and permitted assigns. This Note shall inure to the benefit of the Holder and its permitted successors and assigns. The Company shall not delegate any of its obligations hereunder without the prior written consent of Holder.

Section 4.3 Amendment, Modification or Waiver. No provision of this Note may be amended, modified or waived except by an instrument in writing signed by the Company and the Holder.

Section 4.4 Legend. This Note, and any note issued in exchange or substitution for this Note, shall bear the legend appearing on the first page hereof.

Section 4.5 Notices. All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given or made in writing (including, without limitation, by telecopy) at the addresses specified in the Share Exchange Agreement. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 4.6 Delay or Omission Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized officer thereof as of the date and year first above written.

Tianhe Union Holdings Limited

By:	/s/ Zaixian Wang
Name:	Zaixian Wang
Title:	President

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